[State Street Bank

  and Trust Company

  Logo]                                                                                                       March 29, 2007

Evergreen Equity Trust

200 Berkeley Street

Boston, MA 02116

Attention:  Catherine F. Kennedy

            Re:  Remote Access Services

Dear Customer:

            State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”), has developed and utilizes proprietary accounting and other systems in conjunction with the custodian services which we provide to you.  In this regard, we maintain certain information in databases under our control and ownership which we make available to our customers (the "Remote Access Services").

The Services

State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties authorized by State Street who agree to abide by the terms of this Agreement (“Authorized Designees”) with access to In~SightSM   as described in Exhibit A or such other systems as may be offered from time to time (the “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services.  You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Agreement and you will cooperate with State Street in seeking injunctive or other equitable relief.  You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Custody Fee Schedule in effect from time to time between the parties (the "Fee Schedule").  You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Agreement, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street).  Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the “Proprietary Information”).  You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended.  The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Agreement.  You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein.  Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS”, and you and your Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services.  State Street and its relevant licensors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party’s control.

State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise.  You will do likewise for your systems.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

            State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to the  System or use of the Remote Access Services by you under this Agreement constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding.  Should the System or the Remote Access Services or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street's sole option, to (i) procure for you the right to continue using the System or the Remote Access Services, (ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Agreement without further obligation.

Termination

            Either party may terminate this Agreement (i) for any reason by giving the other party at least one-hundred and eighty (180) days' prior written notice in the case of notice of termination by State Street to you or thirty (30) days' notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Agreement by giving the other party written notice of termination.  This Agreement shall in any event terminate within ninety (90) days after the termination of any custodian agreement applicable to you.  In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees.  The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

            This Agreement and the exhibits hereto constitute our entire understanding with respect to access to the System and the Remote Access Services.  This Agreement cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Should you wish to avail yourself of the System and the Remote Access Services, please sign and return one copy of this letter.  If you do not sign and return one copy of this letter we will deem your and your Authorized Designees’ continued use of the System and the Remote Access Services to be your acceptance of these terms.

                                    Very truly yours,

STATE STREET BANK AND TRUST COMPANY

                                                By:       /s/ Joseph L. Hooley

                                                Name:     Joseph L. Hooley

                                                Title:        Executive Vice President

CONFIRMED AND AGREED:

EVERGREEN EQUITY TRUST

On Behalf of its Portfolios

By:          /s/ Catherine F. Kennedy

Name: Catherine F. Kennedy

Title:        Assistant Secretary

Date:      April 4, 2007

EXHIBIT A

IN~SIGHTSM

System Product Description

In~SightSM provides bilateral information delivery, interoperability, and on-line access to State Street.  In~SightSM allows users a single point of entry into State Street’s diverse systems and applications.  Reports and data from systems such as Investment Policy MonitorSM, Multicurrency HorizonSM, Securities Lending, Performance & Analytics and Electronic Trade Delivery can be accessed through In~SightSM.  This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones.  In~SightSM also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability.  Data and reports offered through In~SightSM will continue to increase in direct proportion with the client roll out, as it is viewed as the information delivery system that will grow with our clients.

Appendix 1

To

Remote Access Services Agreement

Dated:  March 29, 2007

Portfolios of Evergreen Equity Trust

Evergreen Balanced Fund

Evergreen Asset Allocation Fund

Evergreen Growth Fund

Evergreen Large Cap Equity Fund

Evergreen Large Company Growth Fund

Evergreen Mid Cap Growth Fund

Evergreen Omega Fund

Evergreen Small-Mid Growth Fund

Evergreen Disciplined Small-Mid Value Fund

Evergreen Disciplined Value Fund

Evergreen Equity Income Fund

Evergreen Fundamental Large Cap Fund

Evergreen Intrinsic Value Fund

Evergreen Large Cap Value Fund

Evergreen Small Cap Value Fund

Evergreen Special Values Fund

Evergreen Health Care Fund

Evergreen Utility and Telecommunications Fund

Evergreen Market Index Fund

Evergreen Market Index Growth Fund

Evergreen Market Index Value Fund

Evergreen Envision Growth Fund

Evergreen Envision Growth and Income Fund

Evergreen Envision Income Fund